Exhibit 99.1

Runway Growth Finance Corp.

Provides Fourth Quarter 2023 Portfolio Update

•	Completed Eight Investments in New and Existing Portfolio Companies Representing $154.6 Million in Funded Loans and Other Investments

MENLO PARK, Calif., January 11, 2024—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the fourth quarter ended December 31, 2023.

“Runway Growth generated strong momentum during the fourth quarter, capitalizing on investment opportunities as green shoots emerged in the origination environment,” said Greg Greifeld, Acting Chief Executive Officer of Runway Growth, and Deputy Chief Investment Officer and Head of Credit of Runway Growth Capital LLC. “Our team’s prudent underwriting practices and commitment to active communication with existing portfolio companies position our platform well for the dynamic rate environment that is forecasted for the year ahead. Looking at 2024, we see growing opportunity as we expect deal flow to increase particularly in the second half of the year. Runway Growth’s creative financing solutions and strategic growth capital will fill a void for borrowers seeking non-dilutive alternatives to a challenging fundraising environment.”

Originations

In the fourth quarter of 2023, Runway Growth funded eight investments: three investments in new portfolio companies and five investments in existing portfolio companies. These include:

•	Completion of a $40.0 million investment to Blueshift Labs, Inc. (“Blueshift”), funding $25.5 million at close. Blueshift helps brands automate and personalize engagement across every marketing channel;
•	Completion of a $37.5 million investment to Linxup, LLC (“Linxup”), funding $30.0 million at close. Linxup is a U.S.-based GPS tracking, telematics and fleet management provider serving small and mid-size businesses;
•	Completion of a new $13.0 million investment to Betterment Holdings, Inc. (“Betterment”), funding $8.0 million at close. Betterment is the largest independent digital investment advisor, offering investing and retirement solutions alongside their everyday services for spending and saving;
•	Completion of a new $65.0 million investment to existing portfolio company Synack, Inc. (“Synack”), funding $40.0 million at close, which refinanced and upsized the $60.0 million senior secured term loan previously provided by the Company. Synack is a developer of a crowdsourced security testing platform designed to deliver smart penetration testing to security teams;
•	Completion of a new $30.0 million investment to existing portfolio company, Bombora, Inc. ("Bombora"), funding $28.0 million at close, which refinanced and upsized Bombora’s previous $20.0 million senior secured term loan. Bombora is a marketing technology and data company that aggregates and provides purchase intent data to B2B (business-to-business) marketers;
•	Completion of $18.6 million follow-on investments through two additional advances to existing portfolio company Route 92 Medical, Inc. (“Route 92”). Route 92 is a medical device company that develops neuro-interventional devices with a focus on treating acute ischemic stroke and hemorrhagic stroke;

•	Funded $1.4 million of a $2.8 million secured convertible note to Snagajob.com, Inc. (“Snagajob”). Snagajob is the largest platform/marketplace for hourly work with 100 million registered hourly workers and 500,000 employer locations in the United States and Canada; and
•	Completion of $3.1 million equity funding to Gynesonics, Inc. (“Gynesoncis") as part of an offering by the company of Series A-1 Preferred Stock. Gynesonics is a women's healthcare company focused on the development of minimally invasive solutions for symptomatic uterine fibroids.

Liquidity Events

During the fourth quarter ended December 31, 2023, Runway Growth experienced two prepayments totaling $61.7 million and scheduled principal amortization of $0.3 million. The prepayments include:

•	Full principal repayment of senior secured term loan to Vero Biotech, LLC of $40.0 million; and
•	Partial principal repayment of senior secured term loan to Brivo, Inc. of $21.7 million.

Net originations for the fourth quarter ended December 31, 2023, totaled $36.0 million.

Portfolio Construction and Management

Runway Growth is a credit-first organization, conservatively focused on the latest stage, highest quality companies in the venture debt market. The Company’s portfolio is constructed to be one of the most stable in the venture debt space, as evidenced by Runway Growth’s high investment standards throughout ongoing economic turbulence. Since inception, the team has delivered attractive returns for shareholders and has maintained industry-leading low loss rates. While our credit standards are high; we are open for business and are actively looking to deploy capital across our focus sectors of technology, life sciences and healthcare, and select consumer products and services.

As of December 31, 2023, the Runway Growth portfolio included 31 debt investments to 29 portfolio companies and 76 equity investments in 48 portfolio companies, including 25 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, life sciences and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com